Exhibit 99.1

Antero Resources Announces Third Quarter 2015 Operations Update

DENVER, Colorado, October 13, 2015—Antero Resources (NYSE: AR) (“Antero” or the “Company”) today announced its third quarter 2015 operations update.

Highlights include:

•                  Average net daily gas equivalent production was 1,506 MMcfe/d, a 39% increase over the prior year quarter and a 1% increase sequentially

•                  Average net daily liquids production (C3+ NGLs and oil) was 52,250 Bbl/d, a 109% increase over the prior year quarter and a 14% increase sequentially

•                  Realized natural gas price after settled commodity derivatives averaged $3.99 per Mcf, a $1.22 positive differential to Nymex

•                  Realized C3+ NGL price after settled commodity derivatives averaged $16.47 per barrel (35% of WTI) during the quarter

•                  Realized natural gas equivalent price including NGLs, oil and settled derivatives averaged $3.83 per Mcfe

•                  Regional pipeline project on schedule for completion in the fourth quarter of 2015 accessing more favorable pricing markets

•                  Executed 70,000 MMBtu/d LNG supply agreement with Chubu Electric Power Company

•                  Increased hedge position to 3.1 Tcfe through 2021 at an average fixed price of $3.93/Mcfe

•                  Successfully completed drop down of water business to Antero Midstream for $1.05 billion plus a total of $250 million of potential earn out payments

Operating Update

All operational information is as of the date of this release unless otherwise noted.

Antero’s net daily production for the third quarter of 2015 averaged 1,506 MMcfe/d, including 1,192 MMcfe/d (79%) of natural gas, 45,072 Bbl/d (18%) of natural gas liquids (“NGL”s) and 7,178 Bbl/d (3%) of oil.  Third quarter 2015 production represents an organic production growth rate of 39% from the third quarter of 2014 and a 1% increase compared to the second quarter of 2015.  Liquids production for the third quarter of 2015 represents an organic production growth rate of 109% from the third quarter of 2014 and a 14% increase from the second quarter of 2015. Liquids production growth was driven by the increase in contribution to company-wide production from the Utica Shale and a continued focus on highly rich gas development in the Marcellus.

Commenting on third quarter 2015 production and expectations for the remainder of the year, as well as the 2016 outlook, Paul Rady, Chairman of the Board and CEO, said, “Our net daily production for the quarter averaged 1,506 MMcfe/d, establishing a new company record and exceeding expectations for the quarter, driven primarily by operational efficiencies and tremendous work by our operations teams. Third quarter production places Antero on track to exceed full year 2015 production guidance of 1,400 MMcfe/d and positions Antero to build towards the Company’s preliminary 2016 production growth target of 25% to 30% compared to 2015 guidance. We feel confident in our preliminary 2016 growth targets given our large inventory of drilled but uncompleted wells, as well as our industry leading hedge book which locks in virtually all targeted 2016 production at an average all-in hedged price of $3.94 per MMBtu.”

Antero’s average realized natural gas price before settled derivatives for the third quarter of 2015 was $2.32 per Mcf, a $0.45 per Mcf negative differential to the average Nymex price for the period.  Approximately 67% of Antero’s third quarter 2015 natural gas production was sold at favorable price indices including TCO, Chicago and Nymex. Antero’s average realized natural gas price after settled derivatives for the third quarter of 2015 was $3.99 per Mcf, a $1.22 per Mcf positive differential to the average Nymex price for the period.  For the third quarter of 2015, Antero realized a cash settled natural gas derivative gain of $183 million, or $1.67 per Mcf.  This settled natural gas derivative gain included $90 million associated with derivatives at the Dominion South index, $73 million associated with Nymex derivatives, $16 million associated with derivatives at the TCO index and $4 million associated with derivatives at the Columbia Gulf Coast Onshore index.

Antero expects the percentage of natural gas production sold at currently favorable indices to increase further upon completion of the previously announced third party regional gathering pipeline, anticipated by the end of 2015. Completion of the pipeline project is expected to provide the Company with access to firm transportation to the Gulf Coast on Tennessee Pipeline and Mid-Atlantic areas through its long-term firm sales agreement with WGL Midstream, a subsidiary of WGL Holdings, LLC.

Antero’s average realized C3+ NGL price before settled derivatives for the third quarter of 2015 was $12.08 per barrel, or approximately 26% of the average WTI oil price average for the period.  The Company’s average realized NGL price after settled derivatives for the quarter was $16.47 per barrel, or 35% of the average WTI oil price average for the period.  For the third quarter of 2015, Antero realized a settled NGL derivative gain of $18 million, or $4.39 per barrel.  Antero’s NGL barrels are comprised of propane, butane and heavier liquids, as ethane is rejected at the gas processing plant and sold in the natural gas stream.  Antero has 23,000 barrels per day of propane commodity derivatives for the fourth quarter of 2015 at $0.64 per gallon and 30,000 barrels per day of propane commodity derivatives for 2016 at $0.59 per gallon.

Commenting on product pricing including NGLs, Glen Warren, President and Chief Financial Officer, said “We continue to see improvements in NGL pricing with our C3+ NGL barrel price averaging $13.19 per barrel in September (29% of WTI), or a 7% increase as compared to second quarter market prices. This price improvement was primarily driven by better propane pricing as traders stock up for the winter season and colder weather. We continue to expect full year 2015 C3+ NGL pricing to average 30% to 35% of WTI oil prices.”

Antero’s average realized oil price before hedging for the third quarter of 2015 was $30.49 per barrel, a $15.92 per barrel negative differential to the average WTI oil price.  The Company’s average realized oil price after hedging for the quarter was $38.18 per barrel, an $8.24 per barrel negative differential to the average WTI oil price.  For the third quarter of 2015, Antero realized a settled oil derivative gain of $5 million, or $7.69 per barrel.

The average all-in natural gas equivalent price, including NGLs, oil and settled derivatives, was $3.83 per Mcfe for the third quarter of 2015.

The following table details the components of average net production and average realized prices for the three months ended September 30, 2015:

	Three Months Ended September 30, 2015
				Combined Gas
	Gas		C3+ NGL	Equivalent
	(MMcf/d)	Oil (Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	1,192	7,178	45,072	1,506

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGL ($/Bbl)	Combined Gas Equivalent ($/Mcfe)

Average realized price before settled derivatives	$2.32	$30.49	$12.08	$2.34
Settled derivatives	1.67	7.69	4.39	1.49
Average realized price after settled derivatives	$3.99	$38.18	$16.47	$3.83

Nymex average price	$2.77	$46.42		$2.77
Premium / (Differential) to Nymex	$1.22	$(8.24)		$1.06

Marcellus Shale — Antero completed and placed on line six horizontal Marcellus wells during the third quarter of 2015.  The average lateral length for the six wells was approximately 10,300 feet and the average stage length was approximately 200 feet.

Three of the six wells completed in the third quarter of 2015 have been on line for more than 30 days and had an average 30-day rate of 16.1 MMcfe/d while rejecting ethane (25% liquids).  The Company has 11 well completions planned for the fourth quarter.  Antero is currently operating five drilling rigs and two completion crews in the Marcellus Shale play.

During the quarter, Antero continued to benefit from previously disclosed operational improvements resulting in an average budgeted cost of $1.14 million per 1,000’ of lateral in the Marcellus, representing a 16% improvement over 2014 well costs.  These operational improvements are driven by multiple enhancements, including increased mud circulation rates and improved plug drillout times.  Approximately 50% of the well cost savings are from service cost reductions and 50% are from operational efficiencies.

Utica Shale — Antero completed and placed on line 25 horizontal Utica wells during the third quarter of 2015.  The average lateral length for the 25 wells was approximately 8,100 feet and the average stage length was approximately 180 feet.

During the third quarter, Antero placed on line four wells on the Loraditch pad, the driest, most down dip Ohio Utica drilling completed by Antero to date. All four wells were placed under the Company’s flowback management program and had a combined average 30-day rate of 64.0 MMcfe/d while rejecting ethane (15% liquids). The four Loraditch wells had an average flowing casing pressure of 3,400 psi per well for the 30 days.  Additionally, Antero has reached total depth and cased its first West Virginia Utica well in Tyler County. The Company has 12 well completions planned for the fourth quarter, representing three separate four-well pads. Antero is currently operating four drilling rigs and three completion crews in the Utica Shale play.

Operational improvements in the Marcellus have also been applied in the Utica Shale play, generating similar efficiency gains.  Antero is currently drilling and completing wells at an average budgeted cost of $1.29 million per 1,000’ of lateral in the Utica, representing an 18% improvement over 2014 well costs.  Approximately 65% of the well cost savings are from service cost reductions and 35% are from operational efficiencies.

New LNG Sales Agreement

Antero has executed a 10 year agreement to sell 70,000 MMBtu/day of natural gas to Chubu US Gas Trading LLC, a subsidiary of Chubu Electric Power Company, through the Freeport LNG Terminal in Freeport, Texas. Antero will begin shipping volumes once the facility is placed into commercial service, which is expected to occur at the end of 2018 or the beginning of 2019. Antero will receive NYMEX based pricing and deliver gas from the Sherwood processing plant utilizing existing firm transportation on Columbia Gulf Transmission Pipeline.

Balance Sheet and Liquidity

Upon closing of the previously announced water drop down transaction on September 24, 2015, Antero Resources received total cash consideration from Antero Midstream of $794 million, 10,988,421 Antero Midstream units, plus a total of $250 million of potential earn-out payments due at the end of 2019 and 2020. As of September 30, 2015, on a standalone basis, Antero Resources had $3.9 billion in total debt and approximately $3.0 billion of liquidity, comprised of $10 million in cash and $3.0 billion in credit facility availability.

Antero Resources Standalone Debt Capitalization

($ in thousands)	September 30, 2015

Cash and cash equivalents	$9,921

Revolving credit facility	$500,000
Senior notes	3,381,777
Total	$3,871,856

Commodity Derivatives Position

During the third quarter of 2015, Antero added 519 Bcf of fixed price natural gas swaps from 2016 to 2021. Based on the midpoint of previously announced 25% to 30% preliminary production growth target in 2016, Antero has commodity derivatives for virtually all targeted 2016 production. As of September 30, 2015, Antero has commodity derivatives for 3.1 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from October 1, 2015 through December 31, 2021 at an average index price of $3.93 per MMBtu.

The following table summarizes Antero’s commodity derivatives position held as of September 30, 2015:

Period	Natural Gas MMBtu/d	Average Index Price ($/MMBtu)	Liquids Bbl/d	Average Index Price

4Q 2015:
TCO	120,000	$5.14	—	—
Nymex HH	770,000	$3.92	—	—
Dom South	230,000	$5.74	—	—
CGTLA	40,000	$4.09	—	—
Nymex WTI ($/Bbl)	—	—	3,000	$65.67
Propane MB ($/Gallon)	—	—	23,000	$0.64
4Q 2015 Total	1,160,000	$4.41	26,000	—
2016:
TCO	60,000	$4.91	—	—
Nymex HH	1,110,000	$3.49	—	—
Dom South	272,500	$5.35	—	—
CGTLA	170,000	$4.09	—	—
Propane MB ($/Gallon)	—	—	30,000	$0.59
2016 Total	1,612,500	$3.92	30,000	—
2017	1,490,000	$3.82	2,000	$0.64
2018	1,732,500	$4.05	2,000	$0.65
2019	1,800,000	$3.94	—	—
2020	1,212,500	$3.75	—	—
2021	235,000	$3.67	—	—

Third Quarter 2015 Earnings Release and Call

Antero plans to issue its third quarter 2015 earnings release on Wednesday, October 28, 2015 after the close of trading on the New York Stock Exchange.

A conference call is scheduled on Thursday, October 29, 2015 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Friday, November 6, 2015 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using passcode 10072161.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Friday, November 6, 2015 at 9:00 am MT.

Presentation

An updated presentation has been posted to the Company’s website to reflect and support information contained in this release.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, maximized realized natural gas and natural gas liquids prices, acreage quality, access to multiple gas markets, expected drilling and development plans, future financial position, future technical improvements and future marketing opportunities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.